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                               SECOND AMENDMENT
                                      OF
           THE MEAD CORPORATION EXECUTIVE CAPITAL ACCUMULATION PLAN
           --------------------------------------------------------

     WHEREAS, The Mead Corporation maintains The Mead Corporation Executive Capital Accumulation Plan (the "Plan"), and amendment of the Plan is now considered desirable;

     NOW THEREFORE, it is resolved that the Plan be, and it hereby is, amended, effective as of July 1, 1997, by substituting the following for paragraph
3.2 (a) of the Plan:

     (a)  The amount of a Participant's annual base salary deferral:

          (i) shall not exceed 80 percent of the amount of that salary, determined as of the last day of the month during which the election is made;

          (ii) shall, at a Participant's election made on his Annual Written Election to Participate (and on such form as the Committee shall decide with respect to exercises to be made during the period August 1, 1997 to November 30, 1997), be automatically increased by an amount equal to all or any part of the amount of the income realized by the Participant on the post-July 31, 1997 exercise of non-qualified stock options granted to him by an Employer and held by him for at least 5 years, subject to the limitations of paragraph (i) next above and to the following:

               (A)  the amount of increased deferral shall:

                    (1) not exceed an amount equal to the Participant's remaining unpaid annual base salary for the year of exercise;

                    (2) be made in equal monthly increments, beginning with the calendar month next following the month of exercise of the non-qualified stock option and continuing for the remainder of the calendar year;

               (B) a Participant may not elect an increased deferral with respect to gain realized on account of his exercise of a non-qualified stock option during the month of December of any calendar year; and
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          (C)  if a Participant is subject to stock ownership guidelines established by Mead, the increased deferral contemplated by this paragraph 3.2(a) is conditioned on the Participant's conformance with those guidelines.

          (2) By deleting the word "and" at the end of paragraph 1.1(a) of the Plan and by substituting the following for paragraph 1.1(b) thereof, effective January 1, 1998:

               (b)  who is either:

                    (i) compensated by his Employer at a salary grade at least equivalent to Mead's salary grade 19; or

                    (ii) is designated by the Committee or its delegate as an
                         Eligible Employee, but only for such period as the Committee or its delegate shall decide.

          (3) By designating subsection 8.5 of the Plan to be subsection 8.6 thereof and by adding the following new subsection 8.5 to the Plan to follow immediately after subsection 8.4 thereof, effective January 1, 1998:

               8.5  Change in Control Distributions.
                    --------------------------------
          In connection with a "Change in Control" (as defined in subsection 11.4), the Committee, in its sole discretion, may distribute a Participant's Participant Accounts established for his benefit on and after January 1, 1998, to him in a single lump sum.